ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION

                                       OF

                           NATURAL HEALTH TRENDS CORP.


         Pursuant to the provisions of section 607.1006, Florida Statutes, Natural Health Trends Corp. (the "Corporation") adopts the following articles of amendment to its articles of incorporation:

       I. ARTICLE IV is hereby amended by adding the following as Part C.

                                     PART C
                            Series A Preferred Stock

                  Two thousand two hundred (2,200) of the 1,500,000 authorized shares of Preferred Stock of the Corporation shall be designated Series A Preferred Stock (the "Series A Preferred Stock") and shall possess the rights and privileges set forth below:

                  A.       Par Value, Stated Value, Purchase Price and
                           Certificates.

                           1.       Each share of Series A Preferred Stock shall
have a par value of $.001, and a stated value (face amount) of One Thousand Dollars ($1,000) (the "Stated Value").

                           2.       The Series A Preferred Stock shall be
offered at a purchase price of One Thousand Dollars ($1,000) per share.

                           3.       Certificates representing the shares of
Series A Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

                  B.       Dividends.

                           Holders of the shares of Series A Preferred Stock
shall be entitled to receive out of the assets of the Corporation legally available therefor cash dividends at the rate of 8% of the Stated Value per annum, payable upon the conversion of the shares of Common Stock. Such dividend shall be payable in Common Stock of the Corporation, at the option of the Corporation. If such dividends are paid in shares of Common Stock, then the number of shares of Common Stock to be issued on account of the accrued dividends shall be equal to the amount of the dividend divided by 80% of the Closing Bid Price, as hereinafter defined, for the five (5) trading days preceding the Notice Date, as hereinafter defined.

                  C.       Liquidation Preference.


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                           1.       In the event of any liquidation, dissolution
or  winding-up  of  the   Corporation,   either   voluntary  or  involuntary  (a
"Liquidation"), the Holders of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the Holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation, an amount per share equal to the sum of (i) the Stated Value and
(ii) an amount equal to eight percent (8%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since full payment for the shares of Series A Preferred Stock. If, upon any Liquidation of the
Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders of shares of the Series A Preferred Stock and the Holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock the full amounts to which they shall respectively be entitled, the Holders of shares of the Series A Preferred Stock and the Holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall receive all the assets of the Corporation available for distribution and each such Holder of the Series A Preferred Stock and the Holders of any other series of preferred stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the Holders of shares of the Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the Holders of shares of the Series A Preferred Stock shall be entitled to no further distributions thereon and the Holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and
preferences,   in  all  remaining  assets  of  the  Corporation   available  for
distribution to its shareholders.

                           2.       A merger or consolidation of the Corporation
with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

                  D.       Conversion of Series A Preferred Stock.

                           The Holders of Series A Preferred Stock shall have
the following conversion rights:

                           1.       Right to Convert.  Each share of Series A
Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock (sometimes referred to herein as "Conversion Shares").

                           2.       Mechanics of Conversion.  Commencing sixty
(60) days after the issuance of the shares of Series A Preferred Stock and provided that the Conversion Shares have been registered under the Securities Act of 1933, as amended (the "Act"), each Holder of Series

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A Preferred  Stock who  desires to convert the same into shares of Common  Stock shall provide notice (the "Conversion Notice") via telecopy (or an original) to the Corporation. The certificate or certificates representing the Series A Preferred Stock for which conversion is elected, shall be delivered to the Corporation within five (5) business days of the delivery of the Conversion Notice. The date upon which a Conversion Notice is received by the Corporation shall be a "Notice Date."

                           The Corporation shall use all reasonable efforts to
issue and deliver within five (5) business days after the Notice Date, to such Holder of Series A Preferred Stock at the address of the Holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid; provided that the original shares of Series A Preferred Stock to be converted are received by the transfer agent or the Corporation within five (5) business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on such date. If the original certificate(s) representing the shares of Series A Preferred Stock to be converted are not received by the transfer agent or the Corporation within five (5) business days after the Notice Date, the Conversion Notice shall become null and void at the option of the Corporation.

                           3.       Lost or Stolen Certificates.  Upon receipt
by the Corporation of evidence of the loss, destruction, theft or mutilation of any Series A Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series A Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series A Preferred Stock Certificates if the Holder thereof contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock, in which event the Corporation shall be entitle to rely on an affidavit of loss, destruction or theft of the Series A Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

                           4.       Conversion Period.  The Series A Preferred
Stock shall become convertible into shares of Common Stock at any time commencing on the later of (i) the effective date of a registration statement filed under the Act covering the Conversion Shares; or (ii) sixty (60) days following the date of issuance of the shares of Series A Preferred Stock to be converted.

                           5.       Conversion Formula/Conversion Price.  Each
share of Series A Preferred Stock shall be convertible into the number of Conversion Shares based upon a conversion price (the "Conversion Price") equal to 80% of the average Closing Bid Price of the Common Stock for the five (5) trading days immediately preceding the Notice Date. For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the NASDAQ SmallCap Stock Market ("NASDAQ"), or if no longer traded thereon, the closing bid price on the principal national securities exchange on which the Common Stock is so traded. In the event that the registration statement for the Conversion Shares has not been declared effective within

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sixty (60) days of the date of issuance of the Series A Preferred Stock then (i)
the Conversion Price shall be reduced to 75% of the average Closing Bid Price for the five (5) trading days immediately preceding the Notice Date and (ii) the Holder shall be entitled to the amounts due pursuant to the Registration Rights Agreement entered into between the Holder and the Corporation.

                           6.       Automatic Conversion.  Each share of Series
A Preferred Stock outstanding thirty six (36) months from the date of issuance automatically shall be converted into Common Stock on such date in accordance with the Conversion Formula and the Conversion Price then in effect, and such date shall be deemed to be the Notice Date with respect to such conversion.

                           7.       No Fractional Shares.  If any conversion of
the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, if the aggregate, shall be the next higher number of shares.

                           8.       Redemption Terms. The Corporation shall have
the right, at its sole option, to redeem all or part of the Series A Preferred Stock within 240 days of the date of issuance. In the event the Corporation exercises such right of redemption it shall pay to the Holder (i) if within sixty (60) days of the date of issuance, One Hundred Twenty Five Percent (125%) of the Stated Value of the redeemed shares of Series A Preferred Stock, or (ii) if within sixty one (61) days and two hundred forty (240) days of the date of issuance, One Hundred Thirty (130%) percent of the Stated Value of the redeemed shares of Series A Preferred Stock and the Holder shall be entitled to the amounts due pursuant to the Registration Rights Agreement entered into between the Holder and the Corporation. Redemption by the Corporation shall be effected by the Corporation notifying the Holder by facsimile of the Corporation's intention to exercise its right of redemption. The Corporation shall state in such notice the number of shares of Series A Preferred Stock it intends to redeem, the amount that it will pay to effectuate such redemption and the date by which the Holder must deliver the shares of Series A Preferred Stock redeemed. The Corporation shall give the Holder at least two (2) business days' notice of the above information with respect to the shares of Series A Preferred Stock for which a Conversion Notice has not been received by the Corporation. The Holder shall not be entitled to send a Conversion Notice to the Corporation with respect to the shares of Series A Preferred Stock being redeemed during such period.

                           9.       (a) If the Conversion Shares have been
registered and have not been delivered within ten (10) business days after the Notice Date, then and in such event the Corporation shall pay to Holder one percent (1%) in cash, of the Stated Value of the Series A Preferred Stock being converted per each day after the tenth business day following the Notice Date that the Conversion Shares are not delivered.

                    (b) To the extent that the failure of the Corporation to issue the Conversion Shares is due to the unavailability of authorized but unissued shares of Common

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Stock,  the  provisions  of this  Section  9 shall not  apply  but  instead  the provisions of Section 10 shall apply.

                   (c) The Corporation shall make any payments incurred under this Section 9 in immediately available funds within three (3) business days from the date of issuance of the applicable shares of Common Stock. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to issue and deliver Common Stock to the Holder within five (5) business days after the Notice Date.

                                    (d)     If the original certificate(s)
representing the Conversion Shares have not been delivered to the Holder within ten (10) business days after the Notice Date, the Conversion Notice shall become null and void at the option of the Holder. In the event that the Holder does not declare the Conversion Notice null and void, then paragraph 9(a) shall apply.


                           10.      If, at any time a Holder submits a Notice of
Conversion and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the shares of Series A Preferred Stock (a "Conversion Default"), the date of such default being referred to herein as the "Conversion Default Date"), the Corporation shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any shares of Series A Preferred Stock requested to be converted but not converted (the "Unconverted Shares"), upon Holder's sole option, may be deemed null and void. The Corporation shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding shares of Series A Preferred Stock, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Corporation by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

                  The Corporation agrees to pay all Holders of outstanding shares of Series A Preferred Stock payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial Stated Value of the outstanding and/or tendered but not converted shares of Series A Preferred Stock held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining shares of Series A Preferred Stock by the fifth day of the following calendar month. The Corporation shall send notice ("Authorization Notice") to each Holder of outstanding shares of Series A Preferred Stock that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the Holder's option, payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder or (ii) in the event that the Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the Conversion Price at anytime after the fifth day

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of the calendar month following the month in which the Authorization  Notice was received, until the expiration of the thirty six month (36) conversion period.

                     Nothing herein shall limit the Holder's
right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock.

                           11.      Except in the case of the provisions
contained in Section 6, in no event shall the Holder be entitled to convert any shares of Series A Preferred Stock in excess of that number of shares of Series A Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this provision is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Corporation. For purposes of this provision, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) above.

                           12.    Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued share of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  E. Voting. Except as otherwise provided below or by the Florida Statutes, the Holders of the Series A Preferred Stock shall have no voting power whatsoever, and no Holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which action shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

                  F. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock:

                           1.       alter or change the rights, preferences or
privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;


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                           2.       do any act or thing not authorized or
contemplated by this Article IV which would result in taxation of the Holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

                           3.       enter into a merger in which the Corporation
is not the surviving corporation; provided, however, that the provisions of this subparagraph (3) shall not be applicable to any such merger if the authorized capital stock of the surviving corporation immediately after such merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this section if such class or series had been authorized by the Corporation immediately prior to such merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series A Preferred Stock) prior to such merger and continuing as an authorized class or series at the time thereof.

                  G. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted as contemplated by this Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

                  H. Taxes. All shares of Common Stock issued upon conversion of Series A Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable. The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the Holders of Series A Preferred Stock against any withholding or similar tax in respect of such dividends.

         II. These Articles of Amendment of Articles of Incorporation were adopted by the Board of Directors without shareholder action and shareholder action was not required on May 22, 1997.

Signed on  May 22, 1997


                                NATURAL HEALTH TRENDS CORP.


                                By:      _/S/__Neal R. Heller___________________
                                         Name: Neal R. Heller
                                         Title: President



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